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                                                                    EXHIBIT 99.2

                            CONFIDENTIALITY AGREEMENT


     Feldman Equities ("Equities") is prepared to deliver to K Capital Partners, LLC ("KCP") certain confidential and proprietary information pertaining to a potential strategic, activist investment pertaining to a large block (over 25% of the common stock, on a fully diluted basis) of the equity securities of a specific, to-be-identified public real estate investment trust ("Target"). KCP, as a condition to receiving such confidential and proprietary information from Equities, agrees to the following terms regarding the protection of any confidential or proprietary information, trade secrets, intellectual or other property of Equities which is not generally available to the public, the use or disclosure of which might reasonably be construed to be contrary to the interests of Equities (referred to herein as "Confidential Information").

     1. For the purposes of this Agreement, Confidential Information includes, without limitation, marketing, business or financial information, methods of doing business, information regarding feasibility studies, current and proposed investments and information directly pertaining to the strategies, personnel and business plans in connection with Equities' existing and proposed additional investment in Target. The Confidential Information may be in whatever form or medium the information may be maintained, including letters, memoranda, forms, documents, files, software or records, as well as that transmitted orally and by fax, telephone, e-mail, etc. Confidential Information also includes specific "net asset valuation" analyses prepared by Equities with respect to Target. Confidential Information shall not include information that is publicly disclosed, that is a matter of public record or that is otherwise generally available to the public. KCP agrees that all Confidential Information of which it becomes aware, or that is furnished by or on behalf of Equities in connection with KCP considering an investment in Target shall be the exclusive property of Equities and shall be treated as confidential. As to such Confidential Information, KCP agrees:

     (a) to use it only in the course of considering an investment in Target in cooperation with Equities; and

     (b) to hold it in confidence and to use all reasonable precautions to assure that it is not disclosed to unauthorized persons or used in an unauthorized manner, both during the time KCP is considering such investment and at all times thereafter.

     2. KCP agrees that it will not use any Confidential Information for its own benefit, or for that of its employees or principals, in furtherance of any business enterprise other than the business of Equities without the express written consent of Lawrence Feldman individually and on behalf of Feldman Equities, except as is necessary for the performance of KCP's duties or as otherwise required by applicable law or judicial process. KCP further agrees that, for a period of one year from the date of this agreement, it will not solicit Target or any management officials of Target or any other party with respect to a transaction substantially similar to the transaction pertaining to Target that Equities proposes to KCP, nor will it discuss or entertain discussions or negotiations with any party with respect to such a transaction.

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     3. In the event KCP ceases to be considering further an investment in
Target in cooperation with Equities, KCP will immediately return to Equities all Confidential Information referred to above, in any medium or form, and all material based on or derived from such Confidential Information, and will take or retain no copies of any such materials without Equities' express written consent.

     4. Notwithstanding anything set forth in this Agreement, it shall not be a violation of this agreement for KCP, or any person, group or investment entity affiliated with KCP, to directly invest in the securities of Target, whether through open market purchases or otherwise, provided that (a) such investment is based upon investigations, materials, analyses and information developed independently by KCP or such affiliate, or on information that is generally available, and not based on any Confidential Information furnished by Equities, or (b) occurs more than 60 days from the date of this agreement.

     5. KCP acknowledges that Equities will have no adequate remedy at law and would be irreparably harmed if it breaches or threatens to breach this Agreement. Therefore, KCP agrees that in the event of an actual or threatened breach, Equities shall be entitled to injunctive relief to prevent any actual or threatened breach and to specific performance of the terms of each provision herein, in addition to any other legal remedy it may have. However, nothing contained herein shall be construed as prohibiting Equities from pursuing any other remedies available to it for such breach, including the recovery of damages from KCP, unless such threatened or actual breach is the result of KCP's complying with a Federal or State law or a valid court order.

     6. The obligations contained in the Agreement will apply both before and during the term of any agreement between KCP and Equities, and after that term ends, regardless of the reason for the cessation thereof.

     7. This Agreement shall be effective as of the date signed below.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                       K CAPITAL PARTNERS, LLC

                                       By: /S/ ABNER KURTIN
                                           ----------------------------
                                       Title: MANAGING DIRECTOR
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                                       Date: 05/09/91
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